News Release

BioRestorative Therapies Enters Into Brown Fat Research Agreement With University of Utah

Accelerates Pre-Clinical Work Towards A Brown Fat Therapy

Jupiter, Fla. – June 21, 2012 – BioRestorative Therapies, Inc. (“BRT” or the “Company”) (OTCQB: BRTX), a life sciences company focused on cellular therapies for various personal medical applications, announced today that it has entered into a Research Agreement with the University of Utah (”University”).  Pursuant to the agreement, the University is to provide research services relating to the identification of brown fat tissue and the development and characterization of brown fat cell lines.

Pursuant to the terms of the Research Agreement, all inventions, discoveries, patent rights, information, data, methods and techniques, including all cell lines, cell culture media and derivatives thereof, shall be owned by BRT.

The research and development that will be performed at the University, under the supervision of Dr. Amit Patel, will be used for the eventual filing of an IND with the FDA for a Phase 1 clinical trial.

The agreement was entered into in connection with the Company’s ThermoStem™ Program, which focuses on treatments for metabolic disorders, such as diabetes and heart disease, and obesity. The ThermoStem™ Program employs the use of brown fat, which initial research indicates has a role in maintaining metabolism and provides the potential for a cell based therapeutic for the treatment of diabetes.

Mark Weinreb, Chief Executive Officer of the Company, stated, “This agreement marks a significant milestone for our ThermoStem™ Program.  All ongoing pre-clinical work, brown fat data and future research for the foreseeable future is now defined and contemplated through this agreement.  It provides a roadmap for potential publications, grants, and ultimately, clinical trials, so that we may start testing for a brown fat stem cell-based approach to treat certain metabolic disorders and obesity.”

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc.’s (“BRT”) goal is to become a leader in developing medical procedures using cell and tissue protocols, primarily involving adult stem cells (non-embryonic), and allowing patients to undergo minimally invasive cellular-based treatments. BRT is developing the following scientific initiatives: Our brtxDISC™ Program (Disc Implanted Stem Cells) offers a non-surgical treatment for bulging and herniated discs and addresses the gap between non-invasive and invasive back procedures.  Our ThermoStemTM Program focuses on treatments for metabolic disorders (diabetes, heart disease, etc.) and obesity and uses brown fat stem cells, which initial research indicates increased caloric burning and reduced glucose and lipid levels in the body. The Company also offers plant stem cell-based facial creams and products under the Stem Pearls® brand at www.stempearls.com.

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This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Investor Contacts:
KCSA Strategic Communications
Philip Carlson / Josh Dver
+1 212.896.1233 / +1 212.896.1239
 pcarlson@kcsa.com / jdver@kcsa.com